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                               November 21, 1997

VIA EDGAR
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Securities and Exchange Commission
Division of Corporate Financing
450 Fifth Street NW
Washington, DC 20549
Attention:  Filing Desk, Stop 1-4


       RE:     MEDICODE (DELAWARE), INC.
               REQUEST FOR WITHDRAWAL OF FORM 8-A
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               SEC FILE NUMBER FOR 8-A:  000-23133
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Ladies and Gentlemen:

     Medicode (Delaware), Inc. (the "Company" or "Registrant") hereby withdraws its Form 8-A (File No. 000-23133) filed with the Securities and Exchange Commission on September 24, 1997 in order to prevent the 8-A from taking effect prior to the effectiveness of the Company's Registration Statement on Form S-1.

     Please do not hesitate to contact Yoichiro Taku or Jon Layman of Wilson Sonsini Goodrich & Rosati at (650) 493-9300 with any questions.


                              Very truly yours,

                              MEDICODE (DELAWARE), INC.



                              By:   /s/ Kevin Pearson
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                                    Kevin W. Pearson, Chief Financial Officer